Exhibit 8.1

List of Subsidiaries of Telecom Argentina S.A.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Núcleo S.A.E.	Paraguay	Núcleo
PEM S.A.U.	Argentina	PEM
Cable Imagen S.R.L.	Argentina	Cable Imagen
Televisión Dirigida S.A.	Paraguay	Televisión Dirigida
Adesol S.A.	Uruguay	Adesol
AVC Continente Audiovisual S.A.	Argentina	AVC Continente Audiovisual
Inter Radios S.A.U.	Argentina	Inter Radios
Telecom Argentina USA Inc.	USA	Telecom USA
Micro Sistemas S.A.U.	Argentina	Micro Sistemas